Exhibit 99.1


           First Busey Corporation Second Quarter Earnings Release

    URBANA, Ill., July 19 /PRNewswire-FirstCall/ --

                             FINANCIAL HIGHLIGHTS

     -- On June 1, 2004, First Busey Corporation completed its acquisition of
        First Capital Bankshares, Inc. First Capital Bankshares, Inc. owned 100% of the outstanding shares of First Capital Bank. First Capital Bank was organized by local businessmen in the Peoria market in 1996. As of June 30, 2004, First Capital Bank had total assets of
        $254 million, total loans of $158 million and total deposits of $162 million.

     -- Net income increased $185,000 or 3.5% to $5,541,000 for the quarter ending June 30, 2004, as compared to $5,356,000 for the comparable period in 2003. For the quarter ending June 30, 2004 earnings per share on a fully-diluted basis were $0.41, an increase of $0.02 or 5.1% from $0.39 for the comparable period in 2003. On a year-to-date basis, net income increased $703,000 or 6.9% to $10,901,000, as
        compared to $10,198,000 for the comparable period in 2003.   For the
        six-month period ending June 30, 2004, earnings per share on a fully-diluted basis were $0.80, an increase of $0.05 or 6.7% from $0.75 for the comparable period in 2003.

     -- Net interest income increased $1,440,000 or 12.1% to $13,294,000 in the second quarter of 2004 compared to $11,854,000 in the comparable quarter in 2003. Interest income increased $1,408,000 during the second quarter of 2004 compared to the same period in 2003 due primarily to asset growth. Interest expense was slightly lower during the second quarter of 2004 compared to the same period in 2003.
        Growth in the average balance of interest-bearing liabilities only partially offset the decline in average funding costs.

     -- Non-interest income was $6,034,000 during the second quarter of 2004, which represents a drop of $837,000 or 12.2% from non-interest income of $6,871,000 during the second quarter of 2003. Increased trust, brokerage, and customer service activities partially offset the impact of reduced volume in mortgage banking activities during the quarter.

     -- Non-interest expense increased $212,000 or 2.1% to $10,196,000 during the quarter ended June 30, 2004, as compared to $9,984,000 during the comparable prior year period due primarily to increased occupancy costs which were partially offset by a decline in salary and benefits costs.


                              FINANCIAL SUMMARY

                             Three Months Ended         Six Months Ended
                                  June 30,                  June 30,
                             2004         2003         2004          2003
                                 (in thousands, except per share data)
     Earnings & Per Share Data
     Net Income             $5,541       $5,356      $10,901      $10,198
     Basic earnings
      per share               0.41         0.39         0.80         0.75
     Fully diluted earnings
      per share               0.41         0.39         0.80         0.75
     Dividends per share      0.19         0.17         0.38         0.34

     Average Balances
     Assets             $1,651,949   $1,450,356   $1,584,313   $1,436,786
     Investment
      securities           228,648      245,181      222,362      241,168
     Loans               1,306,537    1,099,101    1,256,235    1,091,288
     Earning assets      1,545,837    1,359,539    1,484,227    1,345,941
     Deposits            1,326,731    1,202,463    1,278,422    1,196,566
     Stockholders' equity  127,678      121,288      127,016      119,347

     Performance Ratios
     Return on
      average assets         1.35%        1.48%        1.38%        1.43%
     Return on
      average equity        17.41%       17.71%       17.26%       17.23%
     Net interest margin     3.54%        3.59%        3.56%        3.64%
     Efficiency ratio       52.57%       52.20%       52.09%       53.95%

     Loan Performance
     Net credit losses      $1,065          $51       $1,064          $63
     Accruing loans
      90+ days past due      1,121        1,180        1,121        1,180
     Non-accrual loans       2,030        1,145        2,030        1,145
     Foreclosed assets       4,911        5,294        4,911        5,294


                   CONSOLIDATED BALANCE SHEETS (unaudited)

                                                           June 30,
                                                      2004           2003
                                                    (in thousands except
                                                       per share data)
     Assets
     Cash and due from banks                         $47,242        $45,871
     Federal funds sold                                5,850         33,300
     Investment securities                           284,533        248,829

     Loans                                         1,451,460      1,114,804
       Less allowance for loan losses                (18,313)       (16,327)
     Net loans                                     1,433,147      1,098,477

     Premises and equipment, net                      26,228         25,389
     Goodwill and other intangibles                   36,244          9,638
     Other assets                                     41,639         38,708
     Total assets                                 $1,874,883     $1,500,212

     Liabilities & Stockholders' Equity
     Non-interest bearing deposits                  $181,599       $161,122
     Interest-bearing deposits                     1,301,598      1,096,160
     Total deposits                               $1,483,197     $1,257,282
     Federal funds purchased & securities
      sold under agreements to repurchase             35,480          8,162
     Short-term debt                                  14,250              -
     Long-term debt                                  165,167         77,759
     Junior subordinated debt owed to
      unconsolidated trust                            40,000         25,000
     Other liabilities                                 8,342          8,486
     Total liabilities                            $1,746,436     $1,376,689

     Common stock                                     $6,291         $6,291
     Surplus                                          21,071         21,004
     Retained earnings                               108,036         97,225
     Other comprehensive income                        7,581         11,142
     Treasury stock                                  (11,651)       (10,312)
     Unearned ESOP shares                             (2,853)        (1,759)
     Deferred compensation for stock grants              (28)           (68)
     Total stockholders' equity                     $128,447       $123,523
     Total liabilities & stockholders' equity     $1,874,883     $1,500,212

     Per Share Data
     Book value per share                              $9.41          $9.05
     Tangible book value per share                     $6.75          $8.34
     Ending number of shares outstanding          13,655,402     13,652,220


                CONSOLIDATED STATEMENTS OF INCOME (unaudited)

                            Three Months Ended         Six Months Ended
                                 June 30,                  June 30,
                             2004        2003          2004         2003
                                  (in thousands, except per share data)
     Interest and fees
      on loans             $18,077      $16,354      $34,716      $32,839
     Interest on investment
      securities             1,808        2,106        3,424        4,256
     Other interest income      27           44           28           77
     Total interest
      income               $19,912      $18,504      $38,168      $37,172

     Interest on deposits   $4,650       $5,176       $8,897      $10,600
     Interest on short-term
      borrowings                95           52          163           97
     Interest on long-term
      debt                   1,215          860        2,231        1,671
     Junior subordinated debt
      owed to unconsolidated
      trust                    658          562        1,221        1,125
     Total interest expense $6,618       $6,650      $12,512      $13,493

     Net interest income   $13,294      $11,854      $25,656      $23,679

     Provision for
      loans losses             655          330        1,080          930
     Net interest income
      after provision      $12,639      $11,524      $24,576      $22,749

     Trust fees             $1,396       $1,184       $2,791       $2,291
     Commissions and
      brokers' fees            604          511        1,196          976
     Fees for customer
      services               2,525        2,341        4,721        4,484
     Gain on sale of loans     459        2,239        1,281        4,474
     Security gains, net       497          116          688          299
     Other                     553          480        1,051          822
     Total non-interest
      income                $6,034       $6,871      $11,728      $13,346

     Salaries and employee
      benefits              $5,796       $5,869      $11,360      $11,520
     Net occupancy expense     933          714        1,817        1,529
     Furniture and
      equipment expenses       588          628        1,123        1,310
     Other operating
      expenses               2,879        2,773        5,363        6,007
     Total non-interest
      expense              $10,196       $9,984      $19,663      $20,366

     Income before
      income taxes          $8,477       $8,411      $16,641      $15,729
     Income taxes            2,936        3,055        5,740        5,531
     Net Income             $5,541       $5,356      $10,901      $10,198

     Common Share Data
     Basic earnings
      per share              $0.41        $0.39        $0.80        $0.75
     Fully-diluted earnings
      per share              $0.41        $0.39        $0.80        $0.75
     Average number of
      shares
      outstanding       13,652,081   13,692,957   13,660,254   13,678,784


                              CORPORATE PROFILE

    First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has seventeen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a Banking Center in Indianapolis, Indiana and Loan Production Offices in Ft. Myers and Naples, Florida. Total assets of Busey Bank were $1.5 billion as of June 30, 2004. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $137 million as of June 30, 2004. On
June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. First Capital Bank has three banking centers in Peoria and one in Pekin, Illinois. Total assets at First Capital Bank as of June 30, 2004 were $254 million. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com.
    Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately $1.25 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $630 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.
    First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 500,000 shares of stock. BUSE closed on June 30, 2004 at $29.29, an increase of 8.5% from the closing price of $27.00 on December 31, 2003.

SOURCE  First Busey Corporation
    -0-                             07/19/2004
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois, Indiana, Florida
IN:  FIN
SU:  ERN